Exhibit 99.6

             OLD GUARD MUTUAL FIRE INSURANCE COMPANY
                        2929 Lititz Pike
                 Lancaster, Pennsylvania  17601
                         (717) 569-5361


           NOTICE OF SPECIAL MEETING OF POLICYHOLDERS


     Notice is hereby given that a Special Meeting of Policyholders (the "Special Meeting") of Old Guard Mutual Fire
Insurance Company ("Old Guard Fire" or the "Company") will be held at __________________________, Pennsylvania, on
______________, __________________, 1996 at __:__ _.m.  Business
to be considered at the Special Meeting shall be:

     (1) To consider and vote upon a Joint Plan of Conversion (the "Plan") providing for the conversion of Old Guard Fire from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company as a wholly-owned subsidiary of Old Guard Group, Inc., a newly organized Pennsylvania corporation formed for the purpose of becoming a holding company for the Company, Old Guard Mutual Insurance Company and Goschenhoppen-Home Mutual Insurance Company upon each of their conversions from mutual to stock form pursuant to the Plan, and the related transactions provided for in the Plan, including the adoption of amended Articles of Incorporation for Old Guard Fire.

     (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

     As of the date of mailing of this Notice of Special Meeting, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

     Under the bylaws, each named insured under a policy of insurance issued by Old Guard Fire that was in force at the close of business on May 31, 1996 is a member entitled to vote, except that each such policy is entitled to only one vote at the Special Meeting.

                              BY THE ORDER OF THE BOARD OF
                              DIRECTORS


                              Steven D. Dyer
                              Secretary

_________________, 1996
Lancaster, Pennsylvania

                      ____________________

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. IN ACCORDANCE WITH THE BYLAWS OF THE COMPANY, ALL PROXIES MUST BE RECEIVED TWENTY (20) DAYS BEFORE THE SPECIAL MEETING, OR ___________, 1996, IN ORDER TO BE COUNTED AT THE SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

             OLD GUARD MUTUAL FIRE INSURANCE COMPANY
                        2929 Lititz Pike
                 Lancaster, Pennsylvania  17601
                         (717) 569-5361


                         PROXY STATEMENT



     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF OLD GUARD MUTUAL FIRE INSURANCE COMPANY FOR USE AT A SPECIAL MEETING OF ITS MEMBERS TO BE HELD ON ______________, 1996 AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING. YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE JOINT PLAN OF CONVERSION. IN ACCORDANCE WITH THE BYLAWS OF THE COMPANY, ALL PROXIES MUST BE RECEIVED TWENTY (20) DAYS BEFORE THE SPECIAL MEETING, OR ___________, 1996, IN ORDER TO BE COUNTED AT THE SPECIAL MEETING.

                          INTRODUCTION
     Purpose of Meeting. A Special Meeting of Policyholders (the "Special Meeting") of Old Guard Mutual Fire Insurance Company ("Old Guard Fire" or the "Company") will be held at ______________________, ______________________________,
Pennsylvania on ______________, ___________, 1996, at __:__ _.m.,
local time. The purpose of the Special Meeting is to consider and vote upon a Joint Plan of Conversion (the "Plan"), which was unanimously adopted by the Company's Board of Directors and which, if approved by two-thirds of the votes cast at the Special Meeting by named insureds under policies of insurance issued by the Company that were in force at the close of business on May 31, 1996 ("Eligible Policyholders"), will permit the Company to convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company and to become a wholly-owned subsidiary of Old Guard Group, Inc. (the "Holding Company") pursuant to the provisions of the Insurance Company Mutual-to-Stock Conversion Act (the "Act"). The Holding Company is a newly organized Pennsylvania corporation formed for the purpose of becoming a holding company for the Company, Old Guard Mutual Insurance ("Old Guard Mutual") and Goschenhoppen-Home Mutual Insurance Company ("Goschenhoppen"), upon each of their conversions from mutual to stock form pursuant to the Plan. Old Guard Fire, Old Guard Mutual and Goschenhoppen are mutual insurance companies under common management that are presently members of Old Guard Insurance Group. Old Guard Fire, Old Guard Mutual and Goschenhoppen are hereinafter referred to individually as an "Insurance Company" and collectively as the "Insurance Companies" and the conversion of each of the Insurance Companies from mutual to stock form is hereinafter referred to as the "Conversion." Eligible Policyholders hereinafter shall mean named insureds under policies of insurance issued by either Old Guard Fire, Old Guard Mutual or Goschenhoppen that were in force as of May 31, 1996, as the context may require.

      INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     The Board of Directors of the Company has determined that, in accordance with the bylaws of the Company, the terms of the Plan and the provisions of the Act, each named insured under an insurance policy issued by the Company that was in force at the close of business on May 31, 1996 (the "Voting Record Date") is a member who is entitled to notice of and to vote at the Special Meeting. Each such Eligible Policyholder will be entitled at the Special Meeting to cast one vote for each insurance policy under which such Eligible Policyholder is the named insured as of the Voting Record Date; provided, however, that only one vote may be cast for each insurance policy in force as of the Voting Record Date. Thus, an Eligible Policyholder under more than one insurance policy in force as of the Voting Record Date shall have more than one vote, but if there is more than one Eligible Policyholder under an insurance policy in force as of the Voting Record Date, such Eligible Policyholders shall collectively have only one vote with respect to such insurance policy.

     Seven Eligible Policyholders must be present, in person, to constitute a quorum at the Special Meeting. Approval of the Plan will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting. As of the Voting Record Date, the Company had approximately ____ policies outstanding with respect to which Eligible Policyholders would be entitled to cast a total of _____ votes at the Special Meeting. For the Conversion to be completed, the Plan also must be approved by the Eligible Policyholders of each of the Insurance Companies.

     Eligible Policyholders may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by the Company twenty (20) days before the Special Meeting, or ___________, 1996, will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any member giving a proxy will have the right to revoke his proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Company, provided that such written notice is received by the Secretary prior to ___________, 1996, or by attending the Special Meeting and voting in person.

     In the event that conflicting proxies are received from more than one Eligible Policyholder with respect to the same policy, the proxyholders will vote in accordance with the instructions of a majority of such Eligible Policyholders and, in the case of a tie, the proxyholders will vote in accordance with the instructions set forth in the latest proxy to be filed.

     The Company has retained Georgeson & Company ("Georgeson") to solicit proxies in favor of the Plan. The Insurance Companies will pay Georgeson a fee of $___________ and reimburse Georgeson for its out-of-pocket expenses. Independent agents of the Company, as the primary contact between the Company and policyholders, can be expected frequently to be the initial contact with policyholders and, as a result, may obtain proxies in favor of the Plan. The Company expects to reimburse such agents for their reasonable expenses. Proxies may be solicited by officers, directors or other employees of the Company, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Company only for their expenses incurred in connection with such solicitation.

     The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.

                      OLD GUARD GROUP, INC.

     Old Guard Group, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania on May 24, 1996 at the direction of the Board of Directors of the Insurance Companies for the purpose of serving as a holding company of the Insurance Companies upon the acquisition of all of the capital stock issued by the Insurance Companies in the Conversion. Prior to the Conversion, the Holding Company has not engaged, and will not engage, in any material operations. Upon completion of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of the Insurance Companies and between approximately $8.6 million and $15.2 million of the net proceeds from the Offerings (as hereinafter defined). The Holding Company's principal business will be to hold the stock of, and provide management services to, the Insurance Companies.

     The holding company structure will permit the Holding Company to expand the services currently offered through the Company, although there are no definitive plans or arrangements for such expansion at present. The Holding Company will have greater flexibility than the Company to diversify its business activities through existing or newly formed subsidiaries or through acquisition or merger with other insurance companies or financial service institutions. After the Conversion, the Holding Company will be subject to regulation by the Pennsylvania Department of Insurance (the "Department").

     The Company's executive offices are located at 2929 Lititz
Pike, Lancaster, Pennsylvania 17604, and its telephone number is
(717) 569-5361.

             OLD GUARD MUTUAL FIRE INSURANCE COMPANY

     The Company was organized and commenced operations in 1896. The Company currently operates as a Pennsylvania mutual insurance company through its main office located in Lancaster, Pennsylvania. The Company is primarily engaged in the business of writing property and casualty insurance policies and is licensed to write insurance in Pennsylvania, Maryland and Delaware. For the year ended December 31, 1995, the Company had revenues of $20.7 million and net income of $4,000. For the six months ended September 30, 1996, the Company had revenues of $___ million and a net loss of $___ million. At September 30, 1996, the Company had assets of $36.1 million, equity of $11.0 million and statutory surplus of $___ million.

     The Company is, and after the Conversion will continue to be, subject to examination and comprehensive regulation by the Department.

     The Company's executive offices are located at 2929 Lititz
Pike, Lancaster, Pennsylvania 17601, and its telephone number is
(717) 569-5361.

             DESCRIPTION OF JOINT PLAN OF CONVERSION

General

     Effective as of May 31, 1996, each Insurance Company
(i) adopted a Joint Plan of Conversion under the Act, and
(ii) directed formation of the Holding Company to be a holding company for the Insurance Companies upon completion of the Conversion. Pursuant to the Plan, each Insurance Company will
(i) convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company, which will be accomplished by the amendment of each Insurance Company's Articles of Incorporation to authorize the issuance of capital stock, and (ii) issue all of its authorized capital stock to the Holding Company in exchange for a portion of the net proceeds to be received by the Holding Company from the sale of Holding Company common stock. The Holding Company will offer for sale between $28,535,000 and $38,606,000 of common stock, which amount was determined based upon an independent appraisal performed by Berwind Financial Group, L.P. ("Berwind"). See "--
 Appraisal of the Insurance Companies" and "-- The Offering of Holding Company Common Stock."

     The Conversion is contingent upon approval of the Plan by:
(i) the Department; and (ii) the Eligible Policyholders of each Insurance Company. The Department approved the Plan on ___________, 1996, subject to the Plan's approval by the Eligible Policyholders of the Insurance Companies and subject to the satisfaction of certain other conditions imposed by the Department in its approval. Department approval, however, does not constitute a recommendation or endorsement of the Joint Plan of Conversion. All statements made in this Proxy Statement regarding the Plan are hereby qualified in their entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

     The Offering of Holding Company Common Stock

     In connection with the Plan, the Holding Company is concurrently offering for sale shares of its no par value common stock (the "Common Stock") through the issuance of nontransferable subscription rights (the "Subscription Offering"), first to the Eligible Policyholders, second, to a tax-qualified employee stock benefit plan to be established by the Holding Company, and third, to the directors, officers and employees of the Insurance Companies. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category, except that the tax qualified employee stock benefit plan shall have the right to purchase in the aggregate up to ten percent (10%) of the number of shares of Common Stock purchased by other purchasers in the conversion. This Proxy Statement does not constitute an offer to sell shares of Common Stock. Such offer shall be made only by means of a prospectus. If no prospectus accompanies this Proxy Statement a copy of the prospectus may be obtained by completing and returning the enclosed pre-addressed, postage-paid postcard.

     Concurrently with the Subscription Offering, shares of the Common Stock not sold in the Subscription Offering are being offered to the general public in a community offering (the "Community Offering"). In the Community Offering preference will be given to (i) natural persons and trusts of natural persons who are permanent residents of Berks, Bucks, Chester, Cumberland, Dauphin, Lancaster, Lebanon, Lehigh, Montgomery, Northampton and York Counties, Pennsylvania (the "Local Community"),
(ii) principals of Eligible Policyholders in the case of an Eligible Policyholder which is a corporation, partnership, limited liability company or other entity, (iii) licensed insurance agents who have been appointed by any of the Insurance Companies to market and distribute insurance products, and
(iv) named insureds under policies of insurance issued by any Insurance Company after May 31, 1996. The term "resident," as used in relation to the preference afforded natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, on-going, non-transitory presence within one of the counties in the Local Community) and continues to reside in the Local Community at the time of the Subscription and Community Offerings. In all cases, the determination as to whether a potential purchaser is a "resident" of the Local Community shall be in the sole discretion of the Holding Company. The Subscription and Community Offerings will be managed by Hopper Soliday & Co.

     Any shares of Common Stock not purchased in the Subscription and Community Offerings may be sold to a syndicate of underwriters to be managed by Legg Mason Wood Walker, Incorporated and McDonald & Company Securities, Inc. (the "Underwriters") for resale in a public offering (the "Public Offering"). Alternatively, such remaining shares of Common Stock may be sold in a private placement (the "Private Placement").
The Subscription and Community Offerings, and Public Offering or Private Placement, if any, are hereinafter collectively referred to as the "Offerings."

     The Common Stock issued in the Offerings will be freely transferable under the Securities Act of 1933, as amended (the "1933 Act"); provided, however that shares issued to directors and officers of any of the Insurance Companies or of the Holding Company will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act and will be subject to additional transfer restrictions under Rule 144 of the 1933 Act.

     Appraisal of the Insurance Companies

     The Act requires that the aggregate purchase price of the Common Stock to be issued in the Conversion be equal to the fair market value of such shares based upon an independent appraisal of the estimated pro forma market value of the Insurance Companies as subsidiaries of the Holding Company. Berwind, a firm experienced in corporate valuations, has made an independent appraisal of the estimated pro forma market value of the Insurance Companies as subsidiaries of the Holding Company and has determined that, as of August 21, 1996, such estimated pro forma market value was $33,570,000. The resulting valuation range, which extends 15% below and above the estimated value, is from $28,535,000 to $38,606,000 (the "Estimated Valuation Range"). The Holding Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share (the "Purchase Price"). Accordingly, the Holding Company will offer between 2,853,500 and 4,246,600 shares of Common Stock in the Offerings. Such appraisal is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing such shares or as any form of assurance that, after the Conversion, such shares can be resold at or above the Purchase Price. The appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time.
In preparing the valuation, Berwind relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Insurance Companies. Berwind did not verify the December 31, 1995 audited and June 30, 1996 unaudited financial statements provided or independently value the assets of the Insurance Companies. The appraisal will be further updated immediately prior to the completion of the Conversion.

     The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers so long as the aggregate purchase price is not less than the minimum or more than the maximum of the Estimated Valuation Range. Based on the Purchase Price of $10.00 per share, the total number of shares that may be issued without a resolicitation of subscribers is from 2,853,500 to 4,246,660.

     Amendment of Articles of Incorporation.

     The Conversion will be accomplished by amending the existing Articles of Incorporation of the Insurance Companies to authorize the issuance of capital stock by the Insurance Companies to the Holding Company. Upon completion of the Conversion, the Company will issue all of its newly issued shares of capital stock (10,000 shares) to the Holding Company in exchange for a portion of the net proceeds. None of the Company's assets will be distributed in order to effect the Conversion, other than to pay expenses incident thereto.

     The amendment of the Company's existing Articles of Incorporation is an integral part of the Plan. A copy of the proposed amended Articles of Incorporation of the Company are attached to this Proxy Statement as Exhibit B.

     Background and Reasons for the Conversion

     The Insurance Companies annually review and adopt a strategic plan whose goals, by their terms, have been expressly predicated upon company independence and capital strength. The Insurance Companies have considered various capital formation alternatives in the past, such as the issuance of surplus notes or a stock offering by a subsidiary company. Surplus notes were used in the past to enhance statutory capital and a subsidiary company offering was actively considered in prior years.
However, each was limited; surplus notes do not provide either GAAP capital or permanent statutory capital and a subsidiary offering may not yield the amount of capital the Insurance Companies would like to obtain to fully implement their strategic plan, which the Insurance Companies estimated to be $20 million.

     As a result of the inadequate avenues for capital formation by mutual insurance companies, the Insurance Companies were active supporters of the Pennsylvania Insurance Company Mutual to Stock Conversion Act (the "Act") which is designed to foster capital formation by changing the manner in which Pennsylvania mutual insurance companies convert from mutual to stock form. Under the Act, distribution of surplus to policyholders upon conversion is no longer required. Instead, policyholders are given a first priority right to purchase the stock of a converting company.

     The Act was passed by the Pennsylvania General Assembly in early December 1995. On December 12, 1995, management was directed by the Boards of Directors of each Insurance Company to explore the process and feasibility of conversion under the Act. On January 12, 1996, the Boards of Directors authorized further study and requested a presentation with respect to the process at its meeting on March 31, 1996. At the March 31, 1996 meeting, counsel for the Insurance Companies made a presentation regarding conversion under the Act, including the process, advantages and disadvantages of conversion and public company status, tax considerations, the financial impact of conversion and the costs of conversion. No decision regarding conversion was made at this meeting. At a meeting of the Board of Directors of each Insurance Company held on April 22, 1996, management was directed to prepare the Plan for consideration at a special meeting to be held in May. Effective May 31, 1996, the Board of Directors of each of the Insurance Companies unanimously adopted, subject to approval by the Department and the policyholders of each of the Insurance Companies, the Plan, pursuant to which each of the Insurance Companies will convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company and become a wholly-owned subsidiary of the Holding Company. The Insurance Companies did not engage a financial adviser in connection with their decision to adopt the Plan. Each Board of Directors unanimously adopted amendments to the Plan on July 19, 1996. An application with respect to the Conversion was filed by the Insurance Companies on August 21, 1996 and notice of the filing and the opportunity to comment was simultaneously mailed to all Eligible Policyholders as required by law. There has been no significant opposition to the Conversion from the Insurance Companies' policyholders. The Department informed the Insurance Companies on November 27, 1996 that it did not intend to hold any hearings regarding the Conversion.

     On November 19, 1996, the Holding Company received an unsolicited request from an unrelated insurance holding company to amend the Plan to provide for the merger of the Holding Company into such unrelated party in exchange for a payment to all policyholders of the Insurance Companies of $27.5 million, or less than $200 per policyholder assuming equal distribution to all policyholders. Such amount was proposed to be payable one-half in cash and one-half in a new class of preferred stock of the unrelated company, the terms of which were not specified. The Boards of Directors of the Holding Company and the Insurance Companies met on November 22, 1996. Because such a transaction would not provide additional capital to the Insurance Companies, would be inconsistent with their strategic plan of continued independence and would be tantamount to a sale and liquidation of the Insurance Companies, the Boards of Directors of the Holding Company and the Insurance Companies declined to consider the request and affirmed their course of independence and adoption of the Plan.

     An application to acquire the Holding Company was contemporaneously filed with the Department by the unrelated party. In response to the application, the Department informed the applicant that its application was both deficient and premature because no stock of the Holding Company is outstanding. Pending cure of these deficiencies and approval of the application by the Department, the Department informed the applicant that it is prohibited from (i) making any public announcement of its request to the Holding Company to amend its Plan or (ii) soliciting policyholders of the Insurance Companies in any way, including in connection with the policyholder votes on the Plan. The Holding Company believes the applicant will be unable to cure the deficiencies in its application and secure Department approval, on a timely basis, if not at all. If Eligible Policyholders do not approve the Plan, the Boards of Directors of the Insurance Companies intend to maintain their current course of independence.

     The net proceeds from the sale of Common Stock in the Conversion will substantially increase the equity of the Holding Company and the GAAP equity and statutory surplus of the Insurance Companies, thereby strengthening policyholder protection. The Holding Company presently estimates that it will receive between $24.6 million and $31.2 million in net proceeds from the Offerings. Of this amount, the Holding Company expects to contribute $5 million, $9 million and $2 million to Old Guard Fire, Old Guard Mutual and Goschenhoppen, respectively. In addition, the holding company structure will provide greater flexibility than the Company alone would have for future product line expansion and geographic diversification through acquisition and de novo licensing. Management believes that this increased capital and operating flexibility will enable the Company to compete more effectively with other insurance companies and other types of financial service organizations. Management also believes that the Conversion will enhance the future access of the Holding Company and Old Guard Fire to the capital markets and permit the Holding Company to attract, motivate and retain highly qualified employees though the use of stock-based compensation programs.

Effect of the Conversion on Policyholders

     General. Each policyholder in a mutual insurance company, such as the Company, has certain interests in the insurance company in addition to the contractual right to insurance coverage afforded by the policyholder's policy of insurance. These interests are (i) the right to vote with respect to the election of directors of the Company and certain other fundamental corporate transactions, such as an amendment to the articles of incorporation of the Company or a merger of the Company, (ii) the right to receive dividends if, as and when declared by the Board of Directors of the Company (Old Guard Fire has never declared a policyholder dividend and has no intention of doing so in the future), and (iii) in the unlikely event of a solvent dissolution of the Company, the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the Company. However, these interests are incident to, and contingent upon the existence of, the underlying insurance policy. These interests have no tangible market value separate from such insurance policy and a policyholder who terminates his policy automatically forfeits the interests in the Company described above.

     If the Plan is not approved by the Eligible Policyholders or if the Conversion fails to be completed for any other reason, the Company will continue its existence as a mutual insurance company.

     Continuity of Insurance Coverage and Business Operations. The Conversion will not affect the contractual rights of policyholders to insurance protection under their individual insurance policies with the Company. During and after the Conversion, the normal business of the Company of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, the Company will continue to provide services for policyholders under current policies and by its present management and staff.

     The Board of Directors serving the Company at the time of the Conversion will serve as the Board of Directors of the Company after the Conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of the Insurance Companies:
James W. Appel, John E. Barry, Luther R. Campbell, Jr.,
Michael S. Clemens, David E. Hosler, Richard B. Neiley, Jr.,
G. Arthur Weaver and Robert Wechter. All officers of the Company at the time of the Conversion will retain their positions with the Company after the Conversion.

     Voting Rights. Upon completion of the Conversion, the voting rights of all policyholders in the Company will terminate and policyholders will no longer have the right to elect the directors of the Company. Instead, voting rights in the Company will be vested exclusively in the Holding Company, which will own all the capital stock of the Company. Voting rights in the Holding Company will be vested exclusively in the shareholders of the Holding Company. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company's Articles of Incorporation, bylaws and to the provisions of Pennsylvania and federal law.

     Dividends. The Conversion will not affect the right of a policyholder to receive dividends from the Company in accordance with the terms of the policyholder's existing policy of insurance, which provides that dividends will be paid only if, as and when declared by the Board of Directors of the Company. However, Old Guard Fire has never declared a policyholder dividend and has no present intention of doing so in the future -- whether or not the Company converts to stock form.

     Rights Upon Dissolution. After the Conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus in the unlikely occurrence of a solvent dissolution of the Company. Instead, this right will vest in the sole shareholder of Old Guard Fire -- the Holding Company.

     Tax Effects.

          In General.

          The Insurance Companies have obtained from the Internal Revenue Service (the "IRS") a private letter ruling (the "PLR") concerning the material tax effects of the Conversion and the Subscription Offering to the Insurance Companies, Eligible Policyholders, and certain other participants in the Subscription Offering. The PLR confirms, among other things, that the Conversion of each of the Insurance Companies from a mutual to stock form of corporation will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for federal income tax purposes: (i) no gain or loss will be recognized by any of the Insurance Companies in their pre-Conversion mutual or post-Conversion stock form as a result of the Conversion; (ii) each Insurance Company's basis in its assets, holding period for its assets, net operating loss carryforward, if any, capital loss carryforward, if any, minimum tax credit carryforward, if any, earnings and profits and accounting methods will not be affected by the Conversion; (iii) as discussed below, Eligible Policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an Eligible Policyholder are determined to have fair market value; (iv) the basis of the Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of such stock, plus the gain, if any, recognized by the Eligible Policyholder on the subscription rights that are exercised by the Eligible Policyholder; and (v) the holding period of the Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of Common Stock purchased by an Eligible Policyholder will begin on the date following the date on which the stock is purchased.

          Subscription Rights.

          Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. Nevertheless, the IRS has ruled in the PLR that any gain realized by an Eligible Policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised. The amount of gain recognized by each Eligible Policyholder will equal the fair market value of subscription rights received by the Eligible Policyholder. If an Eligible Policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, such Eligible Policyholder should recognize a corresponding loss upon the expiration or lapse of such Eligible Policyholder's unexercised subscription rights. The amount of such loss should equal the gain previously recognized upon receipt of such unexercised subscription rights, although such loss may not have the same character as the corresponding gain. Although not free from doubt, provided the subscription rights are capital assets in the hands of an Eligible Policyholder, any gain resulting from the receipt of the subscription rights should constitute a capital gain, and provided the Common Stock that an Eligible Policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset, the resulting loss upon expiration of such subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each Eligible Policyholder during the Subscription Offering.

          In the opinion of Berwind, the subscription rights do not have any fair market value, inasmuch as such rights are nontransferable, personal rights of short duration, that are provided to Eligible Policyholders and other participants in the Subscription Offering without charge, and afford the holder only the right to purchase shares of Common Stock in the Subscription Offering at a price equal to its estimated fair market value, which is the same price at which such stock will be sold to purchasers in the Community Offering or the Public Offering, if any. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Conversion and the Subscription Offering.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER THAT MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND ELIGIBLE POLICYHOLDERS WHO ARE EMPLOYEES OF AN INSURANCE COMPANY OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

Interpretation and Amendment of the Plan of Conversion

     All interpretations of the Plan by the Board of Directors of each Insurance Company and the Board of Directors of the Holding Company will be final, conclusive and binding upon all persons. The Plan may be amended at any time before it is approved by the Department by the affirmative vote of two-thirds of the directors of the Holding Company and each Insurance Company. The Plan may be similarly amended at any time after it is approved by the Department, subject to the Department's approval of such amendment. The Plan may be amended at any time after it is approved by Eligible Policyholders of each Insurance Company and prior to the effective date of the Conversion by the affirmative vote of two-thirds of the directors of the Holding Company and of each Insurance Company then in office; provided, however, that any such amendment shall be subject to approval by the Department; and provided further, that, if such amendment is determined by the Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Policyholders called for that purpose.

     In the event the Department adopts mandatory regulations applicable to the Conversion prior to its effective date, the Plan may be amended to conform to such regulations at any time prior to such effective date by the affirmative vote of two-thirds of the directors of the Holding Company and of each Insurance Company, and no resolicitation of proxies or further approval by the Eligible Policyholders shall be required. In the event that the Department adopts regulations applicable to the Conversion prior to its effective date and if such regulations contain optional provisions, the Plan may be amended to conform to any such optional provision at any time before such effective date by the affirmative vote of two-thirds of the directors of the Holding Company and of each Insurance Company, and no resolicitation of proxies or further approval by the Eligible Proxyholders shall be required.

Termination

     The Plan may be terminated at any time before it is approved by Eligible Policyholders by the affirmative vote of two-thirds of the directors of the Holding Company and of each Insurance Company. The Plan may be terminated at any time after it is approved by Eligible Policyholders and prior to the effective date of the Conversion by the affirmative vote of two-thirds of the directors of the Holding Company and of each Insurance Company; provided, however, that any such termination shall be subject to approval by the Department.

             THE COMPANY'S ARTICLES OF INCORPORATION
                           AND BYLAWS

     The following is a summary of certain provisions of the amended Articles of Incorporation and bylaws of the Company, which will become effective upon the Conversion of the Company from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company.

     The Company's amended Articles of Incorporation will change the name of the Company to Old Guard Insurance Company and authorize the Company to issue 10,000 shares of common stock with a par value of $1.00 per share. All of the Company's outstanding common stock will be owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of the Company after the Conversion will be vested in the Board of Directors of the Holding Company. A vote in favor of the Plan will also constitute a vote to approve the Amended Articles of Incorporation of the Company.

     The Company's bylaws will provide that the number of directors of the Company shall not be fewer than seven, with the exact number to be determined by the Board of Directors. The proposed Bylaws will provide that the number of directors will not be staggered, so that all of the members of the Board will be elected each year.

     The Company's Amended Articles of Incorporation will provide that such Articles may be amended only if such amendment is approved by the Board of Directors of the Company, and, if and to the extent required by law, approved by the Department and the shareholders of the Company (i.e., the Holding Company). The Bylaws may be amended by a majority vote of the Board of Directors of the Company or by a majority vote of the outstanding shares of voting stock of the Company at a meeting called for such purpose.

            RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" APPROVAL OF THE JOINT PLAN OF CONVERSION.
VOTING IN FAVOR OF THE JOINT PLAN OF CONVERSION WILL NOT OBLIGATE
ANY PERSON TO PURCHASE COMMON STOCK IN THE OFFERING.

                     ADDITIONAL INFORMATION

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK.  SUCH OFFERS
MAY BE MADE ONLY BY THE PROSPECTUS.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Steven D. Dyer
                              Secretary

_____________, 1996
Lancaster, Pennsylvania